Exhibit 3.2


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                         OF SUTTER HOLDING COMPANY, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  SUTTER HOLDING COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the said Board of Directors as of January 26, 2005, adopted the following resolution creating a series of 1,500 shares of Preferred Stock designated as "Series A Convertible Preferred Stock":

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Number of Shares. The designation of the series of preferred stock authorized hereby shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be 1,500 shares.

Section 2.        Dividends.

2A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section 2. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock (a "Share") shall be payable on a quarterly basis equal to $25.00 per Share per quarter. To the extent that the Corporation, in its sole discretion, decides not to pay such dividends in cash, dividends on each Share shall accrue at the rate of 10.00% percent per annum of the sum of the Liquidation Value thereof from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Common Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation; provided that, for the avoidance of doubt, no dividend shall accrue on unpaid accrued dividends. Any unpaid accrued dividends shall be accumulated as unpaid dividiends and shall be fully paid or declared with funds irrevocably set apart for payment before any dividends,


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distributions, redemptions or other payments may be made with respect to any
Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

2B. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated or accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

2C. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock; provided that no dividends shall be paid to holders of Common Stock so long as there are any accrued and unpaid dividends on the Series A Preferred Stock.

Section 3.        Liquidation.

3A. Priority of Series A Preferred Stock Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), each holder of Series A Preferred Stock shall be entitled to be paid (a "Preferred Liquidation Payment"), before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accumulated, accrued and unpaid dividends thereon) or (ii) the amount such holder would have received with respect to his, her or its Series A Preferred Stock if such Series A Preferred Stock had been converted to Common Stock in accordance with the terms of this designation immediately prior to such Liquidation Event. If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. For purposes of this Section 3A, a Realization Event shall not be deemed to be a Liquidation Event hereunder.


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Section 4.        Redemptions.

4A. Optional Redemption. The Corporation may upon 30 days prior notice elect at any time after the date hereof to redeem all, or any portion, of the Series A Preferred Stock then outstanding at the Redemption Price in effect at the time of such redemption.

4B. Less Than Complete Redemption. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five Buiness Days after surrender of the certificate representing the redeemd Shares.

4C. Dividends After Redemption Date. No Share shall be entitled to any dividends after the date on which the Redemption Price of such Share is paid in full to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

4D. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled.

Section 5. Voting Rights. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series A Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to Section 6 hereof as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section 6.        Conversion.

6A.      Conversion Procedure.

(i) Subject to the terms of this Section 6, (A) at any time any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock (including any fraction of a Share) held by such holder and (B) at any time following a Qualified Public Offering, upon providing 30 days prior written notice to the holders of Series A Preferred Stock, the Corporation may require all holders of Series A Preferred Stock to convert all, but not less than all, of their Shares into the number of shares of Common Stock equal to (x) the quotient obtained by dividing the Liquidation Value by the Conversion Price multiplied by (y) the number of shares of Series A Preferred Stock to be so converted; provided that with respect to subclause (B) the sum of
         (v) the Market Price of the Common Stock received upon such conversion, valued on the date on which the Corporation mails its notice to the holders of Series A Preferred Stock, plus (w) any dividends paid or payable on such Series A Preferred Stock, shall at least equal an amount equal to the Liquidation Value plus a non-compounding yield of 30% per annum; provided further that the Corporation may unilaterally alter the Liquidation Value then in effect to the benefit the holders of Series A Preferred Stock in order for the condition in the preceding proviso to be met.


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

(ii) Except as otherwise provided herein, each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, subject to compliance with requirements necessary to assure that, prior to the registration of the Common Stock under the Securities Act, such shares of Common Stock may be issued in a transaction exempt from registration under the Securities Act.

(iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the date of redemption for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Share.

(iv) As soon as possible after a conversion has been effected (but in any event within five (5) Business Days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) a certificate representing any Shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vi) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vii) The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance



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

         upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.

(viii) If the shares of Common Stock issuable by reason of conversion of Series A Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Common Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Common Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

6B. Conversion Ratio. Except for (a) the sale or grant of options to employees, directors or consultants to purchase up to 10% of the outstanding shares of Common Stock and except for shares of Common Stock issued upon the exercise of such options granted pursuant to such plans or arrangements; provided that any shares or options issued pursuant to this Section 6B(a) shall have a strike price or sale price, as the case may be, that is greater than or equal to the Conversion Price in effect at the time of such grant or sale, (b) any shares of Common Stock issued as a dividend or distribution on the Common Stock (in which case Section 6C would apply), (c) any securities issued by the Corporation upon the exercise or conversion of any securities outstanding on the date hereof, (d) issuances in acquisitions of another company or assets approved by the Board of Directors wherein the Common Stock is valued at or above then-effective Conversion Price and (e) issuances made in connection with any share split, reverse share split, recapitalization, reclassification, share combination or similar reorganization, if and whenever after the date of issuance of any Share of Series A Preferred Stock the Corporation issues or sells, or in accordance with Section 6D is deemed to have issued or sold, any shares of its Common Stock (such shares, the "Additional Shares") for a consideration per share less than the Conversion Price, then immediately upon such issue or sale the applicable Conversion Price shall be equal to a fraction, the numerator of which shall be the sum of: (x) the number of shares of Common Stock Deemed Outstanding immediately prior to the issuance of the Additional Shares multiplied by the Conversion Price immediately prior to such issuance, plus (y) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after the issuance of the Additional Shares.

6C. Effect on Conversion Price of Certain Events. For purposes of determining any adjusted Conversion Price under Section 6B, the following shall be applicable:


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(i)      Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock, determined as of such time, then the total maximum number of shares of Common Stock, issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of any Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when shares of Common Stock are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock, determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
         (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of any Conversion Price shall be made when shares of Common Stock are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6C, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Price in effect at the time of such change shall be immediately adjusted to such Conversion Price which would have been in effect at such time had such Options or Convertible Securities still



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

         outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance with respect to any Share of Series A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Series A Preferred Stock, Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Series A Preferred Stock, Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the holders of a majority of the shares of Senior Preferred Stock then outstanding. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the shares of Senior Preferred Stock then outstanding. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, each Option shall be deemed to have been issued for a consideration of $0.01.

(vii) Treasury Shares. The number of shares of Series A Preferred Stock or Common Stock, as applicable, outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Series A Preferred Stock or Common Stock, as applicable.


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(viii)   Record Date. If the Corporation takes a record of the holders of Series
         A Preferred Stock or Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Series A Preferred Stock, Common Stock, Options or in Convertible Securities or
         (b) to subscribe for or purchase Series A Preferred Stock, Common
         Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Series A Preferred Stock or Common Stock, as applicable, deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. If after taking such record the Corporation shall have legally abandoned its plan to make or do any of the foregoing (without having made such issuance), then any adjustment made to any Conversion Price hereunder as a result of securities having been deemed issued on the date of such record, shall be recomputed as if such record had not been taken.

6D. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to ensure that the provisions of Section 7 below shall thereafter be applicable to the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

Section 7. Protective Provisions. The Corporation shall not, without the consent of 50% of the Series A Preferred Stock outstanding at such time:

(i) fail to make any redemption payment with respect to the Series A Preferred Stock which it is required to make hereunder;

(ii) increase or decrease the authorized number of shares of Common Stock or Series A Preferred Stock;


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

(iii) make any material amendment or change to the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(iv) take any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Series A Preferred Stock;

(v) take any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A Preferred Stock;

(vi) merge or consolidate with one or more other entities in which the shareholders of the Corporation immediately after such merger or consolidation hold stock (or the equivalent of stock) representing less than a majority of the voting power of the outstanding stock of the surviving corporation;

(vii) sell of all or substantially all the Corporation's assets;

(viii) increase the Corporation's Indebtedness (other than Permitted Indebtedness); or

(ix) voluntarily liquidate or dissolve itself.

Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.


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Section 10.       Definitions.

         "Accruing Amount" means, as of any date of determination, the number of calendar days that have been completed since the third anniversary of the date hereof multiplied by $0.54794; provided, that the Accruing Amount shall in no event be less than zero.

         "Additional Shares" has the meaning assigned to such term in Section
6B.

         "Adjustment" has the meaning assigned to such term in Section 8B(i).

         "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Board of Directors" means the board of directors of the Corporation.

         "Business Day" means any day other than a Saturday, Sunday, or any day on which banks in San Francisco, California are authorized or obligated by applicable law to close.

         "Common Stock" means, collectively, the Corporation's common stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon the exercise, conversion or exchange of Options or Convertible Securities (excluding Options or Convertible Securities that were not at or in the money at the time such Options or Convertible Securities were issued).

         "Conversion Price" is equal to $6.00, as the same may be adjusted pursuant to Section 6.

         "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "Corporation" has the meaning assigned to such term in the introductory paragraph.

         "Diversified Risk" means FLF, Inc. (d/b/a Diversified Risk Insurance Brokers), a California corporation.

         "Indebtedness" of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind and (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments.


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

         "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Series A Preferred Stock.

         "Liquidation Event" has the meaning assigned to such term in Section
3A.

         "Liquidation Value" of any Share as of any particular date shall be equal to $1,000.00.

         "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case (i) averaged over a period of 20 days consisting of the day as of which "Market Price" is being determined and the 19 consecutive Business Days prior to such day, and (ii) averaged on a volume-weighted basis based on the trading volume for each such Business Day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in good faith by the Board of Directors.

         "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

         "Organic Change" has the meaning assigned to such term in Section 6B.

         "Permitted Indebtedness" means warehouse lines of credit, Indebtedness incurred pursuant to the Business Loan Agreement by and between Bank of Alameda and Diversified Risk dated as of the date hereof, the loan made by Heather Knuff to the Corporation on or about December 15, 2004 and accounts payable in the ordinary course of business.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Public Offering" means a public offering by the Corporation of its Common Stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "Qualified Public Offering" means a Public Offering resulting in aggregate net proceeds to the Corporation of at least $3 million.

         "Redemption Price" means, as of any date of determination, $1,600 plus any accumulated or accrued but unpaid dividends plus the Accruing Amount.

         "Securities Act" means the Securities Act of 1933, as amended.



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

         "Series A Preferred Stock" has the meaning assigned to such term in the introductory paragraph hereof.

         "Share" has the meaning assigned to such term in Section 2A.

Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 2 to 13 hereof without the prior written consent of the holders of at least 50.0% the Series A Preferred Stock outstanding at the time such action is taken.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                     * * * *

     IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as of this 26th day of January, 2005.

                                    SUTTER HOLDING COMPANY, INC.


                                    By:     /s/ ROBERT DIXON
                                       -----------------------------------
                                    Name:   Robert Dixon
                                    Title:  Co-Chief Executive Officer





























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